Exhibit 5.4

September 11, 2014

Hilton Worldwide Finance LLC

Hilton Worldwide Finance Corp.

7390 Jones Branch Drive, Suite 1100

McLean, Virginia 22102

Re: Local Counsel Opinion – Embassy Suites Club No. Three, Inc. and International Rivercenter Lessee, L.L.C.

Ladies and Gentlemen:

We have acted as special Louisiana counsel to Hilton Worldwide Finance LLC, a Delaware limited liability company, Hilton Worldwide Finance Corp., a Delaware corporation (collectively, the “Issuers”), Embassy Suites Club No. Three, Inc., a Louisiana corporation (“Embassy Suites”), and International Rivercenter Lessee, L.L.C., a Louisiana limited liability company (“IRL”, and together with Embassy Suites, the “Guarantors”), in connection with matters related to the issuance of the Exchange Note Guarantees (as defined below) by the Guarantors, which are being issued in connection with the Issuers’ offer to exchange up to $1,500,000,000 in aggregate principal amount of its 5.625% Senior Notes due 2021 (the “Exchange Notes”), which are being registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its 5.625% Senior Notes due 2021 that were issued on October 4, 2013 (the “Outstanding Notes”, and together with the Exchange Notes, the “Notes”) pursuant to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) on September 11, 2014 (the “Registration Statement”). Pursuant to the Indenture, dated as of October 4, 2013, among the Issuers, the guarantors named therein and Wilmington Trust, National Association, a national banking association, as trustee (as supplemented, the “Indenture”), the Exchange Notes will be unconditionally guaranteed, jointly and severally, on the terms and subject to the conditions set forth in the Indenture (the “Exchange Note Guarantees”). All capitalized terms used herein that are defined in, or by reference in, the Indenture have the meanings assigned to such terms therein or by reference therein, unless otherwise defined herein.

You are aware, and we hereby confirm, that we have not represented the Issuers or the Guarantors with respect to the preparation, negotiation, execution or filing of the Indenture, the Exchange Notes, the Registration Statement, or any documents ancillary thereto or transactions contemplated thereby. We have been retained by the Issuers and the Guarantors for the sole and limited purpose of rendering the opinions set forth herein. By your acceptance of this opinion, you acknowledge the foregoing and confirm that you have consented to the rendering of the opinions set forth herein by this firm in light thereof.

In connection with rendering the opinions expressed below, we have examined and relied upon copies of (i) the Registration Statement, (ii) the Indenture, which will be filed with the SEC as an exhibit to the Registration Statement, (iii) an Action by Unanimous Written Consent of the Board of Directors of Embassy Suites, dated as of October 25, 2013, and an Action by Unanimous Written Consent of All of the Members and Managing Members of IRL, dated as of October 25, 2013, (iv) the articles of incorporation of Embassy Suites, dated as of November 2, 1994, and the articles of organization of IRL, dated as of November 6, 2003, (v) the Amended and Restated Bylaws of Embassy Suites, dated as of April 30, 1999, (vi) the Amended and Restated Limited Liability Company Agreement of IRL, dated as of October 25, 2013, (vii) certificates of good standing and existence for each of the Guarantors issued by the Louisiana Secretary of State, each dated as of September 10, 2014, (viii) the Omnibus Secretary’s Certificate for Subsidiary Guarantors, dated October 25, 2013, (ix) the Omnibus Secretary’s Certificate of the Guarantors, dated as of September 11, 2014 (the “Secretary’s Certificate”), and (x) such other instruments as we have deemed relevant and necessary to enable us to express the opinions hereinafter set forth.

In connection with our examination of such documents, we have assumed without independent investigation or verification (i) that each of the documents and instruments reviewed by us has been duly authorized, executed and delivered by each of the parties thereto (other than the Guarantors) and is enforceable against such parties in accordance with the terms thereof, (ii) the authenticity of all documents and instruments submitted to us as originals, (iii) the conformity to the originals of all documents and instruments submitted to us as electronic, conformed, certified or photostatic copies, (iv) the accuracy and completeness of all corporate and other records made available to us by the Issuers and the Guarantors, (v) the absence of any other documents, instruments, records, agreements, course of prior dealings or understandings that alter, modify or change in any way the terms of any documents, records or agreements provided to or reviewed by us or the validity or accuracy of the representations made to us orally or as set forth in any documents, instruments, records or agreements provided to or reviewed by us, (vi) the genuineness of all signatures on all documents and instruments examined by us, (vii) that adequate consideration and value have been given for the obligations incurred pursuant to the Indenture, (viii) the power and legal capacity of all persons who have executed documents reviewed by us hereunder, (ix) the individuals executing the Written Consent of Embassy Suites constituted all of the duly elected and authorized directors of Embassy Suites and the individuals executing the Written Consent of IRL constituted all of the members and managing members of IRL, and (x) the Indenture is the valid and legally binding obligation of the trustee. We express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

1.	Embassy Suites is validly existing and in good standing as a corporation under the laws of the State of Louisiana and IRL is validly existing and in good standing as a limited liability company under the laws of the State of Louisiana;

2.	Embassy Suites has the corporate power and authority, and IRL has the limited liability company power and authority, to execute and deliver the Indenture, and issue the Exchange Note Guarantees, and perform their respective obligations thereunder;

3.	The Indenture has been duly authorized, executed and delivered by each of the Guarantors;

4.	The Exchange Note Guarantees have been duly authorized by each of the Guarantors; and

5.	The execution and delivery of the Indenture, and the issuance of the Exchange Note Guarantees, by each of the Guarantors and the performance by each of the Guarantors of its obligations thereunder do not violate any Louisiana law, rule or regulation applicable to such Guarantor.

The opinions expressed herein are limited to the effect of the laws of the State of Louisiana. We do not express any opinion herein concerning any law other than the laws of the State of Louisiana. This opinion is limited in all respects to Applicable Law as now in effect and which has been published and is generally available in a format which makes legal research reasonably feasible. As used in this letter, the phrase “Applicable Law” shall mean the internal laws of the State of Louisiana which, in our experience, are normally applicable to transactions of the type contemplated by the Indenture. No opinion is expressed as to the effect of any other laws of the State of Louisiana, or the laws of any other jurisdiction, including but not limited to the federal laws of the United States. With respect to the opinion expressed in paragraph 3 above concerning the due delivery of the Indenture, we have relied solely upon the Secretary’s Certificate.

We undertake no obligation, and hereby disclaim any obligation, to update or supplement this opinion letter with respect to subsequent changes in the law or the facts presently in effect that would alter the scope or substance of the opinions herein expressed. This letter expresses our legal opinion as to the foregoing matters based upon our professional judgment at this time.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder. This opinion letter may be relied upon by Simpson Thacher & Bartlett LLP, as if it were addressed to it, in rendering its opinion in connection with the registration of the Exchange Notes and the Exchange Note Guarantees and the issuance of the Exchange Notes and the Exchange Note Guarantees as described in the Registration Statement.

Very truly yours,

/s/ Jones Walker LLP
JONES WALKER LLP